Exhibit 10r

C.G. Tharp

December 6, 2000

K.E. Weg

Retirement Arrangements

C.A. Heimbold, Jr.

As we discussed, you will retire from the Company on February 1, 2001 ("retirement date"). Outlined below are the various payments and benefits you would normally receive corresponding to your retirement date of February 1, 2001. Additionally, I have outlined the supplemental payments and benefits which the Company will provide to you.

Retirement Benefits

  Based upon the service and earnings you will have as of February 1, 2001, your retirement benefits will be provided under the provisions of the Retirement Income Plan.
  All of your outstanding stock option awards, which have been outstanding for at least one year, will vest in full upon retirement and you will be treated under the Plan provisions relating to retirees.
  As a retiree, you will be eligible to participate in the Company's retiree medical plan and you will have life insurance coverage equal to one times your base salary until age 65. After age 65, the level of life insurance coverage decreases to $6,000. At retirement, and until age 70, the company also makes one times pay voluntary life insurance available to those who had at least two times pay coverage immediately prior to retirement. Upon the attainment of age 65, this optional coverage is limited to $50,000.

Supplemental Payments and Benefits

  The Bristol-Myers Squibb Board of Directors' Charitable Contributions Program requires that management directors remain with the Company until normal retirement age (age 65) in order to vest in the program. However, we will seek Board of Directors approval for you to continue to participate in the Program so that the $300,000 gift to the Fox Chase Cancer Center and the $200,000 gift to Dartmouth College will vest upon your retirement. This matter will be reviewed with the Board and once a determination is made we will notify you off their decision.
  To allow the company to draw upon your experience and expertise, you will be retained as a consultant for a period of two years following your retirement date at an annual retainer of $100,000. The details of this consulting arrangement will be forwarded to you under separate cover.
  Per your request, the Company will provide office and secretarial support in Princeton, New Jersey (or another location should your plans change) for as long as you should desire such support.
  Financial counseling and tax preparation services will be provided for a period of two years following your retirement date.
  You will retain use of your current Company provided automobile for a period of two years following your retirement date.

Ken, we would be happy to discuss any questions you may have regarding the items outlined above.

If you accept the terms of this agreement, please sign the agreement, retain a copy for your records, and return the original to me.

By /s/ Charles G. Tharp

Charles G. Tharp

Senior Vice President

Human Resources

Agreed to:

By /s/ Kenneth E. Weg

Kenneth E. Weg

12/18/00

Date

December 6, 2000

Kenneth E. Weg

12 Boudinot Street

Princeton, NJ 08540

Dear Ken:

This letter sets for the terms of your Consulting Agreement with Bristol-Myers Squibb Company ("the Company").

Your services shall consist of consulting, assisting and advising on subjects in your area of expertise pertaining to general management, business operations and other matters. Specific projects will be identified for you by Charles A. Heimbold, Jr., Chairman of the Board and Chief Executive Officer, Bristol-Myers Squibb Company, and upon his retirement, his successor, or their designees, based on mutual agreement as to their nature and substance, and taking into consideration your availability.

This agreement shall be in effect for a twenty-four month period commencing February 1, 2001 and ending February 1, 2003. Your consulting fee during that two-year period shall be one hundred thousand dollars ($100,000) per year representing 30 consulting days per year, and will be paid in quarterly installments at the end of each three-month period. Should your services be needed for more than 30 days during any one-year period, your fee will be $3,333.34 per day. You will receive full reimbursement for all reasonable expenses (e.g. travel and entertainment) you incur in rendering services under this Agreement provided you provide documentation of such expenses in accordance with the usual practices of the Company.

Any amounts paid pursuant to this agreement shall be in addition to any amounts, funds, proceeds, benefits and awards due or to become due to you from the Company as a result of your prior employment by the Company or under any separate agreement with the Company.

It is understood that during the course of your consulting you may be exposed to material and information that is confidential to the Company. All such material and information, whether tangible or intangible, made available, disclosed or otherwise known to you as a result of your services under this agreement or by reason of your prior employment with the Company, shall be considered the sole property of the Company, shall be used by you only for the benefit of the Company during the term of this Agreement, and shall not be disclosed to others except with the Company's prior approval. This obligation of confidentiality shall survive the termination of this Agreement. Upon termination of this Agreement you shall promptly return all material, data and documents which you may then have in your possession as a result of your services under the Agreement.

It is understood that your status shall be that of independent contractor and not of agent or employee of the Company. In this connection, you will not be entitled to any employee benefits from the Company as a result of this Agreement or the services rendered under it. You further agree that during the terms of this Agreement you will not accept employment with or provide any services to anyone who is a competitor of Bristol-Myers Squibb Company without the prior approval of the Company.

Finally, you are reminded of the continuing nature of your obligation to maintain in confidence and not to make use of information concerning the Company's business or affairs of any nature that is not otherwise a matter of public record. This obligation which you acknowledged and agreed to in the agreement concerning confidentiality that you executed when your employment with the Company began, continues after the termination of your employment.

Please acknowledge your understanding of and agreement to the provisions of this Consulting Agreement by signing below.

Very truly yours,

By /s/ Charles G. Tharp

Charles G. Tharp

Senior Vice President

Human Resources

AGREED TO AND ACCEPTED:

By /s/ Kenneth E. Weg__

KENNETH E. WEG

12/18/00

DATE